Exhibit 99.1

Howmet Aerospace Reports First Quarter 2022 Results

First Quarter 2022 Revenue and EPS Exceeded Guidance, $175 Million Share Repurchases

Increased Full Year 2022 Adjusted EPS Guidance1

PITTSBURGH--(BUSINESS WIRE)--May 3, 2022--Howmet Aerospace (NYSE:HWM):

First Quarter 2022 Highlights

  Revenue of $1.32 billion, up 10% year over year
  Net income of $131 million, or $0.31 per share, versus $80 million, or $0.18 per share, in the first quarter 2021
  Net income excluding special items of $132 million, or $0.31 per share, versus $96 million, or $0.22 per share, in the first quarter 2021
  Adjusted EBITDA excluding special items of $300 million, up 9% year over year
  Generated $55 million cash from operations; ($7 million) of free cash flow; $194 million of cash used for financing activities; and $61 million of cash used for investing activities
  Cash balance at end of quarter of $522 million; $175 million of common stock repurchases
2022 Guidance[1]
	Q2 2022 Guidance			FY 2022 Guidance
	Low	Midpoint	High	Low	Midpoint	High
Revenue	$1.350B	$1.370B	$1.390B	$5.560B	$5.640B	$5.720B
Adj. EBITDA*	$302M	$310M	$318M	$1.265B	$1.300B	$1.335B
Adj. EBITDA Margin*	22.4%	22.6%	22.9%	22.8%	23.0%	23.3%
Adj. Earnings per Share*	$0.31	$0.32	$0.33	$1.33	$1.39	$1.45
Free Cash Flow				$575M	$625M	$675M
* Excluding Special Items
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[1] Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2022 Guidance” below.

Key Announcements

  In the first quarter 2022, Howmet Aerospace repurchased approximately 5 million shares for $175 million at an average price of $34 per share. As of April 1, 2022, total share repurchase authorization available was $1.172 billion.
  On February 25, 2022, the Company paid a quarterly dividend of $0.02 per share on outstanding common stock. The Company also declared a quarterly dividend of $0.02 per share on outstanding common stock to be paid on May 25, 2022.
  On April 27, 2022, Moody’s upgraded Howmet Aerospace’s long-term debt rating to Ba1 from Ba2, and affirmed the current outlook as stable.

Howmet Aerospace (NYSE:HWM) today reported first quarter 2022 results. The Company reported first quarter 2022 revenues of $1.32 billion, up 10% year over year, primarily driven by growth in the commercial aerospace market and an increase in material cost pass through, partially offset by declines in the defense aerospace market.

Howmet Aerospace reported net income of $131 million, or $0.31 per share, in the first quarter 2022 versus net income of $80 million, or $0.18 per share, in the first quarter 2021. Net income excluding special items was $132 million, or $0.31 per share, in the first quarter 2022, versus $96 million, or $0.22 per share, in the first quarter 2021.

First quarter 2022 Adjusted EBITDA excluding special items was $300 million, up 9% year over year. The year-over-year increase was driven by growth in the commercial aerospace market and productivity gains, partially offset by declines in the defense aerospace market as well as an increase in material costs and other inflationary costs. Adjusted EBITDA margin, excluding special items, was flat year over year at 22.7% while passing through approximately $40 million of additional material costs year over year.

Howmet Aerospace Executive Chairman and Chief Executive Officer John Plant said, “Howmet Aerospace delivered a healthy start to 2022. First quarter 2022 revenue increased 10% year over year and exceeded the high end of our guidance range. Adjusted EBITDA and Adjusted EBITDA margin were in line with guidance and Adjusted EPS exceeded guidance, up 41% year over year. The team delivered solid margins including material and other inflationary cost pass through.”

Mr. Plant continued, “The revenue outlook continues to show improvement. Airline load factors continue to improve in North America and Europe, supporting higher commercial narrow body aircraft production rates. While 2022 is a transition year for Howmet’s defense aerospace growth following last year’s updated F-35 build rate forecast, we expect the defense aerospace market to resume growth in 2023. The commercial transportation and industrial gas turbine markets should also continue growth as we progress through 2022.”

“Strong free cash flow performance and a solid balance sheet put Howmet Aerospace in a position of strength. We ended the first quarter 2022 with approximately $522 million of cash, including the impact of $175 million in common stock repurchases. We continue to expect free cash flow conversion of adjusted net income excluding special items to be approximately 110% in full year 2022.”

First Quarter 2022 Segment Performance

Engine Products

Engine Products reported revenue of $631 million, an increase of 18% year over year, driven by growth in the commercial aerospace and industrial gas turbine markets, partially offset by declines in the defense aerospace market. Segment Adjusted EBITDA was $173 million, up 31% year over year, driven by favorable sales volumes in the commercial aerospace and industrial gas turbine markets as well as strong productivity gains, partially offset by volume declines in the defense aerospace market. The segment added approximately 325 headcount in the quarter, which brings the total headcount added since Q1 2021 to approximately 1,275. Segment Adjusted EBITDA margin increased approximately 270 basis points year over year to 27.4%.

Fastening Systems

Fastening Systems reported revenue of $264 million, a decrease of 3% year over year due to declines in the defense aerospace market, partly offset by growth in the commercial transportation market. Commercial aerospace revenue in this segment was flat year over year, with narrow body recovery offset by Boeing 787 production declines. Segment Adjusted EBITDA was $56 million, down 2% year over year, driven by volume declines in the defense aerospace market, Boeing 787 production declines, and inflationary costs, partially offset by favorable sales volumes in the narrow body commercial aerospace and commercial transportation markets. The segment added approximately 135 headcount in the quarter in anticipation of future revenue increases. Segment Adjusted EBITDA margin increased approximately 20 basis points year over year to 21.2%.

Engineered Structures

Engineered Structures reported revenue of $182 million, an increase of 3% year over year due to commercial aerospace revenue driven by narrow body recovery, partially offset by Boeing 787 production declines and declines in the defense aerospace market. Segment Adjusted EBITDA was $23 million, up 5% year over year, driven by growth in the commercial aerospace market, partially offset by volume declines in the defense aerospace market as well as inflationary costs. Segment Adjusted EBITDA margin increased approximately 10 basis points year over year to 12.6%.

Forged Wheels

Forged Wheels reported revenue of $247 million, an increase of 9% year over year due to higher material prices, partially offset by a 7% decline in volumes due to customer supply chain constraints. Segment Adjusted EBITDA was $67 million, down 16% year over year, driven by volume decreases due to customer supply chain constraints and unfavorable foreign currency. Segment Adjusted EBITDA margin decreased approximately 810 basis points year over year to 27.1% including the impact of higher material cost pass through and reduced volumes.

Repurchased Approximately 5 Million Shares in First Quarter 2022

In the first quarter 2022, Howmet Aerospace repurchased approximately 5 million shares for approximately $175 million at an average price of $34 per share. As of April 1, 2022, total share repurchase authorization available was $1.172 billion.

Common Stock Dividends

On February 25, 2022, the Company paid a quarterly dividend of $0.02 per share on outstanding common stock. On April 21, 2022, the Company also declared a quarterly dividend of $0.02 per share on outstanding common stock to be paid on May 25, 2022 to holders of record at the close of business on May 6, 2022.

Company credit rating upgraded by Moody’s to Ba1 from Ba2

On April 27, 2022, Moody’s upgraded Howmet Aerospace’s long-term debt rating to Ba1 from Ba2, and affirmed the current outlook as stable.

2022 Guidance
	Q2 2022 Guidance			FY 2022 Guidance
	Low	Midpoint	High	Low	Midpoint	High
Revenue	$1.350B	$1.370B	$1.390B	$5.560B	$5.640B	$5.720B
Adj. EBITDA[1,2]	$302M	$310M	$318M	$1.265B	$1.300B	$1.335B
Adj. EBITDA Margin[1,2]	22.4%	22.6%	22.9%	22.8%	23.0%	23.3%
Adj. Earnings per Share[1,2]	$0.31	$0.32	$0.33	$1.33	$1.39	$1.45
Free Cash Flow[2]				$575M	$625M	$675M
[1] Excluding Special Items

[2] Reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. In addition, there is inherent variability already included in the GAAP measures, including, but not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Tuesday, May 3, 2022. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on May 3, via the “Investors” section of the Howmet Aerospace website. A link to the press release will also be available via Howmet Aerospace’s Twitter handle @HowmetAerospace at https://twitter.com/howmetaerospace.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged aluminum wheels for commercial transportation. With nearly 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft to operate with a lower carbon footprint. For more information, visit www.howmet.com. Follow: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of end markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future dividends and repurchases of its debt or equity securities. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) uncertainty of the duration, extent and impact of the COVID-19 pandemic on Howmet Aerospace’s business, results of operations, and financial condition; (b) deterioration in global economic and financial market conditions generally (including as a result of COVID-19 and its effects, among other things, on global supply, demand, and distribution disruptions); (c) unfavorable changes in the markets served by Howmet Aerospace; (d) the impact of potential cyber attacks and information technology or data security breaches; (e) the loss of significant customers or adverse changes in customers’ business or financial conditions; (f) manufacturing difficulties or other issues that impact product performance, quality or safety; (g) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (h) the inability to achieve revenue growth, cash generation, cost savings, restructuring plans, cost reductions, improvement in profitability, or strengthening of competitiveness and operations anticipated or targeted; (i) inability to meet increased demand, production targets or commitments; (j) competition from new product offerings, disruptive technologies or other developments; (k) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including geopolitical and diplomatic tensions, instabilities and conflicts, as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (l) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (m) failure to comply with government contracting regulations; (n) adverse changes in discount rates or investment returns on pension assets; and (o) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2021 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

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Howmet Aerospace Inc. and subsidiaries Statement of Consolidated Operations (unaudited) (in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	March 31, 2022	December 31, 2021	March 31, 2021
Sales	$1,324	$1,285	$1,209

Cost of goods sold (exclusive of expenses below)	950	938	873
Selling, general administrative, and other expenses	69	61	65
Research and development expenses	7	4	5
Provision for depreciation and amortization	66	67	68
Restructuring and other charges(1)	2	68	9
Operating income	230	147	189

Loss on debt redemption	—	5	—
Interest expense, net	58	58	72
Other expense, net	1	6	4

Income before income taxes	171	78	113
Provision for income taxes	40	1	33
Net income	$131	$77	$80

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - Basic(2)(3):
Net income per share	$0.31	$0.18	$0.18
Average number of shares(3)(4)	418,872,181	425,660,650	433,598,797

Earnings per share - Diluted(2)(3):
Net income per share	$0.31	$0.18	$0.18
Average number of shares(4)	424,747,801	431,460,887	439,337,643

Common stock outstanding at the end of the period	417,622,524	421,691,912	434,081,077

(1) Restructuring and other charges for the quarter ended March 31, 2022 included other exit costs, pension settlement charges, and severance reversals. Restructuring and other charges for the quarter ended December 31, 2021 included pension settlement charges, severance costs, asset impairments, gain on sale of assets, and other exit costs. Restructuring and other charges for the quarter ended March 31, 2021 included severance costs, asset impairments, pension settlement charges, and other exit costs.

(2) In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarters ended March 31, 2022, December 31, 2021, and March 31, 2021 need to be subtracted from Net income.

(3) For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding employee stock options and awards.

(4) Basic and diluted average number of shares and common stock outstanding at the end of the period for the quarters ended March 31, 2022 and December 31, 2021 do not reflect the full impact of the share repurchases made at different times during the first quarter of 2022 and fourth quarter of 2021, respectively.

Howmet Aerospace Inc. and subsidiaries Consolidated Balance Sheet (unaudited) (in U.S. dollar millions)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$520	$720
Receivables from customers, less allowances of $1 in 2022 and $— in 2021	479	367
Other receivables(1)	50	53
Inventories	1,483	1,402
Prepaid expenses and other current assets	250	195
Total current assets	2,782	2,737
Properties, plants, and equipment, net	2,400	2,467
Goodwill	4,053	4,067
Deferred income taxes	149	184
Intangibles, net	543	549
Other noncurrent assets	202	215
Total assets	$10,129	$10,219

Liabilities
Current liabilities:
Accounts payable, trade	$777	$732
Accrued compensation and retirement costs	172	198
Taxes, including income taxes	63	61
Accrued interest payable	69	74
Other current liabilities	171	183
Short-term debt	3	5
Total current liabilities	1,255	1,253
Long-term debt, less amount due within one year	4,228	4,227
Accrued pension benefits	746	771
Accrued other postretirement benefits	152	153
Other noncurrent liabilities and deferred credits	291	307
Total liabilities	6,672	6,711

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	418	422
Additional capital	4,123	4,291
Retained earnings	725	603
Accumulated other comprehensive loss	(1,864)	(1,863)
Total equity	3,457	3,508
Total liabilities and equity	$10,129	$10,219

(1) As of both March 31, 2022 and December 31, 2021, there was no deferred purchase program receivable included in Other receivables in the Consolidated Balance Sheet.

Howmet Aerospace and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in U.S. dollar millions)

	Three months ended March 31,
	2022	2021
Operating activities
Net income	$131	$80
Adjustments to reconcile net income to cash provided from (used for) operations:
Depreciation and amortization	66	68
Deferred income taxes	28	10
Restructuring and other charges	2	9
Net loss from investing activities—asset sales	3	3
Net periodic pension cost	6	4
Stock-based compensation	11	6
Other	22	14
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(123)	(144)
(Increase) decrease in inventories	(87)	20
Decrease in prepaid expenses and other current assets	5	23
Increase in accounts payable, trade	68	26
Decrease in accrued expenses	(54)	(92)
Increase in taxes, including income taxes	6	12
Pension contributions	(11)	(29)
Increase in noncurrent assets	(1)	(2)
Decrease in noncurrent liabilities	(17)	(14)
Cash provided from (used for) operations	55	(6)
Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	(3)	(2)
Payments on debt (original maturities greater than three months)(1)	—	(361)
Debt issuance costs	—	(1)
Repurchase of common stock	(175)	—
Proceeds from exercise of employee stock options	7	8
Dividends paid to shareholders	(9)	(1)
Other	(14)	(11)
Cash used for financing activities	(194)	(368)
Investing Activities
Capital expenditures	(62)	(55)
Proceeds from the sale of assets and businesses	1	—
Cash receipts from sold receivables	—	57
Other	—	1
Cash (used for) provided from investing activities	(61)	3
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(1)
Net change in cash, cash equivalents and restricted cash	(200)	(372)
Cash, cash equivalents and restricted cash at beginning of year	722	1,611
Cash, cash equivalents and restricted cash at end of period	$522	$1,239

(1) The use of cash from financing activities in 2021 was related to the repayment of the aggregate outstanding principal amount of the 5.400% Notes due 2021 of approximately $361.

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited) (in U.S. dollar millions)

	1Q21	2Q21	3Q21	4Q21	2021	1Q22
Engine Products
Third-party sales	$534	$544	$599	$605	$2,282	$631
Inter-segment sales	$1	$1	$1	$1	$4	$1
Provision for depreciation and amortization	$31	$30	$31	$32	$124	$31
Segment Adjusted EBITDA	$132	$130	$151	$151	$564	$173
Segment Adjusted EBITDA Margin	24.7%	23.9%	25.2%	25.0%	24.7%	27.4%
Restructuring and other charges	$5	$5	$5	$59	$74	$3
Capital expenditures	$11	$16	$21	$26	$74	$27

Fastening Systems
Third-party sales	$272	$262	$254	$256	$1,044	$264
Inter-segment sales	$—	$—	$—	$—	$—	$—
Provision for depreciation and amortization	$12	$13	$12	$12	$49	$12
Segment Adjusted EBITDA	$57	$63	$59	$60	$239	$56
Segment Adjusted EBITDA Margin	21.0%	24.0%	23.2%	23.4%	22.9%	21.2%
Restructuring and other charges (credits)	$2	$3	$3	$(8)	$—	$(3)
Capital expenditures	$5	$9	$8	$20	$42	$15

Engineered Structures
Third-party sales	$176	$160	$199	$190	$725	$182
Inter-segment sales	$1	$2	$1	$2	$6	$1
Provision for depreciation and amortization	$12	$13	$12	$12	$49	$12
Segment Adjusted EBITDA	$22	$24	$26	$31	$103	$23
Segment Adjusted EBITDA Margin	12.5%	15.0%	13.1%	16.3%	14.2%	12.6%
Restructuring and other charges	$1	$—	$—	$15	$16	$2
Capital expenditures	$5	$5	$3	$8	$21	$7

Forged Wheels
Third-party sales	$227	$229	$231	$234	$921	$247
Inter-segment sales	$—	$—	$—	$—	$—	$—
Provision for depreciation and amortization	$10	$9	$10	$10	$39	$10
Segment Adjusted EBITDA	$80	$70	$72	$72	$294	$67
Segment Adjusted EBITDA Margin	35.2%	30.6%	31.2%	30.8%	31.9%	27.1%
Restructuring and other charges	$—	$—	$—	$—	$—	$—
Capital expenditures	$9	$13	$15	$8	$45	$9

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited) (in U.S dollar millions)

Reconciliation of Total Segment Adjusted EBITDA to Consolidated Income Before Income Taxes
	1Q21	2Q21	3Q21	4Q21	2021	1Q22
Income before income taxes	$113	$110	$23	$78	$324	$171
Loss on debt redemption	—	23	118	5	146	—
Interest expense, net	72	66	63	58	259	58
Other expense, net	4	8	1	6	19	1
Operating income	$189	$207	$205	$147	$748	$230
Segment provision for depreciation and amortization	65	65	65	66	261	65
Unallocated amounts:
Restructuring and other charges	9	5	8	68	90	2
Corporate expense(1)	28	10	30	33	101	22
Total Segment Adjusted EBITDA	$291	$287	$308	$314	$1,200	$319

Total Segment Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Total Segment Adjusted EBITDA provides additional information with respect to the operating performance and the Company’s ability to meet its financial obligations. The Total Segment Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Howmet’s definition of Total Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items, including Restructuring and other charges, are also excluded from net margin and Segment Adjusted EBITDA. Differences between the total segment and consolidated totals are in Corporate.

(1) For the quarter ended March 31, 2021, Corporate expense included $10 of costs related to fires at two plants, net of reimbursement. For the quarter ended June 30, 2021, Corporate expense included ($4) of reimbursement related to legal and advisory charges and ($3) of net reimbursement related to fires at two plants. For the quarter ended September 30, 2021, Corporate expense included $10 of costs associated with closures, shutdowns, and other items and $1 of costs related to fires at two plants, net of reimbursement. For the quarter ended December 31, 2021, Corporate expense included $25 of costs associated with closures, shutdowns, and other items and ($11) of net reimbursement related to fires at two plants. For the quarter ended March 31, 2022, Corporate expense included $5 of costs related to fires at two plants and ($3) of reimbursement related to legal and advisory charges.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Free cash flow	Quarter ended
March 31, 2022
Cash provided from operations	$55
Capital expenditures	(62)
Free cash flow	$(7)

The Accounts Receivable Securitization program remains unchanged at $250 outstanding.

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations). It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollar millions, except per-share and share amounts)

Net income excluding Special items	Quarter ended
	March 31, 2021	December 31, 2021	March 31, 2022
Net income	$80	$77	$131

Diluted earnings per share (EPS)	$0.18	$0.18	$0.31

Special items:
Restructuring and other charges	9	68	2
Discrete tax items(1)	(1)	18	(2)
Other special items
Debt tender fees and related costs	—	4	—
Plant fire costs (reimbursements), net	10	(11)	5
Legal and other advisory reimbursements	—	—	(3)
Costs associated with closures, shutdowns, and other items	—	25	—
Other tax items	(3)	3	—
Total Other special items	7	21	2
Tax impact(2)	1	(54)	(1)

Net income excluding Special items	$96	$130	$132

Diluted EPS excluding Special items	$0.22	$0.30	$0.31

Average number of shares - diluted EPS excluding Special items	439,337,643	431,460,887	424,747,801

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income determined under GAAP as well as Net income excluding Special items.

(1) Discrete tax items for each period included the following:

  for the quarter ended March 31, 2021, a net benefit for other items ($1);
  for the quarter ended December 31, 2021, a charge related to valuation allowance adjustments $12, a charge related to prior year earnings distributed or no longer considered permanently reinvested $9, and a net benefit for other items ($3); and
  for the quarter ended March 31, 2022, a net benefit for other items ($2).

(2) The tax impact on Special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollar millions)

Operational Tax Rate	Quarter ended March 31, 2022
	As reported	Special items(1)(2)	As adjusted
Income before income taxes	$171	$4	$175
Provision for income taxes	$40	$3	$43
Operational tax rate	23.4%		24.6%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1) Special items for the quarter ended March 31, 2022 include $5 costs related to fires at two plants and Restructuring and other charges $2, partially offset by ($3) reimbursement related to legal and advisory charges.

(2) Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for the period included the following:

  for the quarter ended March 31, 2022, a net benefit for other items ($2).

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Reconciliation of Adjusted EBITDA margin excluding Special items	Quarter ended
	March 31, 2021	December 31, 2021	March 31, 2022
Net income	$80	$77	$131

Add:
Provision for income taxes	33	1	40
Other expense, net	4	6	1
Loss on debt redemption	—	5	—
Interest expense, net	72	58	58
Restructuring and other charges	9	68	2
Provision for depreciation and amortization	68	67	66
Adjusted EBITDA	$266	$282	$298

Add:
Plant fire costs (reimbursements), net	9	(11)	5
Legal and other advisory reimbursements	—	—	(3)
Costs associated with closures, shutdowns, and other items	—	25	—
Adjusted EBITDA excluding Special items	$275	$296	$300

Sales	$1,209	$1,285	$1,324
Adjusted EBITDA margin excluding Special items	22.7%	23.0%	22.7%

Adjusted EBITDA, Adjusted EBITDA excluding Special items, and Adjusted EBITDA margin excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization.

Contacts

Investor Contact
Paul T. Luther
(412) 553-1950
Paul.Luther@howmet.com

Media Contact
Paul Erwin
(412) 553-2666
Paul.Erwin@howmet.com